Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Danam Health, Inc. of our reports dated 24th April 2024 relating to the Consolidated Financial Statements of Wellgistics, LLC Consolidated Financial Statements of Wood Sage, LLC and the Financial Statements of Danam Health, Inc., as of and for the years ended December 31, 2023 and 2022 which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Suri & Co., Chartered Accountants

No. 443 & 445 Guna Complex, Chennai

Date: September 27, 2024

Place: Chennai, India